EXHIBIT 5

                 [Akerman, Senterfitt & Eidson, P.A. Letterhead]



                                February 22, 1999


Dycom Industries, Inc.
4440 PGA Boulevard, Suite 600
Palm Beach Gardens, Florida 33410

Ladies and Gentlemen:

         We have acted as counsel to Dycom Industries, Inc., a Florida corporation (the "Company"), with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering the issuance of up to 2,211,230 shares of the Company's shares of Common Stock, par value $0.33 1/3 per share (the "Shares").

         Based on our review of the Company's organizational documents, the option plan pursuant to which the Shares are issuable and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that:

         1. The Company is duly formed and validly existing as a corporation in good standing under the laws of the State of Florida.

         2. The Shares have been duly authorized for issuance, and, when sold, issued and paid for as contemplated by the Registration Statement, the Shares will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Florida.

         We consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

                                Very truly yours,


                                AKERMAN, SENTERFITT & EIDSON, P.A.